FieldPoint Petroleum Reports Continued Production Increase from New Well in Lea County, New Mexico- Most Recent Output Reaches 751 BOPD

Austin, TX (PRNewswire) Jan 5, 2012, FieldPoint Petroleum Corporation (NYSE/AMEX:FPP)  today provided an update on the latest production information from its recently completed East Lusk Federal 15 well #1 in Lea County, New Mexico.

FieldPoint’s President and CEO, Ray Reaves stated, “This recently completed well continues to excite us with a steady increase in daily production.   The last data that we provided was through December 28 when the well produced 668 BOPD and natural gas sales began at a flow rate of 429 MCFPD.  We can now report that the well has reached an oil production rate of 751 BOPD, with natural gas flowing at a rate of 494 MCFPD.”

FieldPoint owns a 43.75% working interest, Cimarex Energy Co., the well operator, owns a 37.5% working interest, and other partners own the remaining 18.75% working interest.

Mr. Reaves added, “We have no way of knowing at this point what the peak level of production from this well may be, nor when it will begin to level off and stabilize.  We can say, however, that it appears that the East Lusk Federal 15 well #1 will become a major contributor to our long standing objective of steadily increasing both production and reserves.”

About FieldPoint Petroleum Corporation

FieldPoint Petroleum Corporation is engaged in oil and gas exploration, production and acquisition, primarily in New Mexico, Oklahoma, Texas and Wyoming.  For more information, please visit www.fppcorp.com.

This press release may contain projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Any such projections or statement reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and that actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ from those projected, such as decreases in oil and gas prices and unexpected decreases in oil and gas production is included in the company’s periodic reports filed with the Securities and Exchange Commission (at www.sec.gov).

Contact: Ray D. Reaves, President (512)250-8692 or fppc@ix.netcom.com